PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated July 12, 2007)	Registration Statement No. 333-144519

RESOURCE CAPITAL CORP.

1,568,244 Shares

Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated July 12, 2007 relating to the resale from time to time of shares of our common stock underlying warrants that were issued to our stockholders of record on January 4, 2006.

This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated July 12, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in that document.

Our common stock is listed on the New York Stock Exchange under the symbol “RSO”. On August 31, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $12.00 per share.

You should read the sections entitled “Risk Factors” contained in the prospectus or incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, and our subsequent Quarterly Reports on Form 10-Q for a discussion of factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2007

SELLING STOCKHOLDERS

The information appearing in the table below supplements and supersedes the information appearing under the heading “Selling Stockholders” in the prospectus dated July 12, 2007. The information is based solely on information provided to us by or on behalf of the selling stockholders on or prior to August 31, 2007 in Selling Security Holder Notices and Questionnaires. The selling stockholders may offer all, some or none of the common shares which we may issue upon the exercise of warrants. Because the selling stockholders may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling stockholders upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their warrants or common shares since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering(1)(2)	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Pursuant to This Prospectus	Number of Shares Beneficially Owned after the Offering(4)	Percentage of Shares Beneficially Owned after the Offering(4)
OTA LLC(5)	133,400	*	133,400	0	—
William Frankel	3,333	*	3,333	0	—
Thomas C. Elliott(6)	34,460	*	2,150	32,310	*
HFR HE Value Master Trust(7)	2,700	*	2,700	0	—
Guggenheim Portfolio Company XI, LLC(7)	3,900	*	3,900	0	—
Cobalt Offshore Fund, Ltd.(7)	27,890	*	27,890	0	—
Cobalt Partners, LP(7)	32,177	*	32,177	0	—
Edward E. Cohen(8)	258,667	1.03%	20,334	238,333	*
Thomas E. Beach Grantor Retained Annuity Trust Number XV(9)	42,240	*	5,000	37,240	*
Thomas E. Beach(10)	175,680	*	5,000	170,680	*
Walter T. Beach(11)	2,156	*	100	2,056	*
Clear View Investment Fund, LP(12)	33,332	*	1,666	31,666	*
Garden Lane Investment Fund, Ltd.(13)	25,223	*	666	24,557	*
Mill Creek Investment Partners, L.P.(13)	82,380	*	2,000	80,380	*
Brian Hawkins(14)	275	*	25	250	*
Rockbay Capital Fund, LLC(15)	2,036	*	2,036	0	—
Rockbay Capital Institutional Fund, LLC(15)	27,136	*	27,136	0	—
Rockbay Capital Offshore Fund, Ltd.(15)	70,830	*	70,830	0	—
Stanley S. Dickson	7,700	*	700	7,000	*
Canadian Peso 5(16)	2,950	*	2,950	0	—
Patrick H. Mackay	100	*	100	0	—
Richard H. Pershan	1,100	*	100	1,000	*
Crit DeMent(17)	18,334	*	1,667	16,667	*
Arthur Miller(18)	770	*	70	700	*

Richard Greene	14,850	*	1,350	13,500	*
William Joseph Edwards	3,100	*	100	3,000	*
John A. Harrison Revocable Trust(19)	3,630	*	330	3,300	*
JSM Partners(20)	7,700	*	700	7,000	*
Allen Gold Trust	7,700	*	700	7,000	*
CAW Trust(21)	15,400	*	1,400	14,000	*
Michael Coble	2,000	*	600	1,400	*
Realty Enterprise Fund II, Ltd.(22)	800	*	800	0	—
IRA f/b/o WT Cross	12,600	*	600	12,000	*
Anne McCarthy(23)	6,726	*	500	6,226	*
Quincy Coal Company(24)	1,500	*	1,500	0	—
IRA f/b/o Leonard A. Wilson	11,000	*	1,000	10,000	*
Jack Rubin(25)	300	*	300	0	—
Deitch, Limited(26)	1,800	*	1,800	0	—
Atlas Master Fund, Ltd.(27)	98,900	*	14,000	84,900	*
Jon Lanck	29,800	*	1,800	28,000	*
William Boone	1,600	*	600	1,000	*
Frank Krasovec	18,800	*	800	18,000	*
1991 Investment Co.(28)	11,400	*	1,400	10,000	*
Locust Wood Capital L.P.(29)	31,667	*	31,667	0	—
Locust Wood Capital Offshore Ltd.(29)	3,334	*	3,334	0	—
Southpoint Master Fund LP(30)	16,001	*	16,001	0	—
Kelli Hurst Revocable Trust(31)	6,600	*	600	6,000	*
Nevin Bannister Trust(32)	13,200	*	1,200	12,000	*
Larry Bannister	9,900	*	900	9,000	*
Joe C. & Karen Longbotham	540	*	540	0	—
Kadima Partners, LP(33)	100,000	*	100,000	0	—
Tempo Master Fund LP(34)	80,000	*	80,000	0	—
Woodson Family Trust(35)	17,000	*	2,000	15,000	*
Mehta Living Trust(36)	16,500	*	1,500	15,000	*
Marital Trust created by Silbert Living Trust(37)	12,500	*	2,500	10,000	*
Jeffrey Daies Bricker 1990 Revocable Trust(38)	1,000	*	1,000	0	—
Carson Family Ltd Partnership(39)	11,000	*	1,000	10,000	*
IRA f/b/o Peter G. McAlpine	11,000	*	1,000	10,000	*
Michael J and Jill Sullivan	1,700	*	1,700	0	—
Salem Realty Capital LLC PSP(42)	2,200	*	200	2,000	*
Robert K. Meltzer	7,260	*	660	6,600	*
James H. Watson, Jr & Louise M. Watson Tenants-in-Common	3,300	*	300	3,000	*
Gavin J. Parfit	3,300	*	300	3,000	*
Auscal LP(43)	300	*	300	0	—
Bruce C. and Cherie Bramley JTWROS	100	*	100	0	—

Spencer Capital Select Fund LP(44)	1,270	*	1,270	0	—
Columbia Avenue Capital LLC(44)	4,217	*	4,217	0	—
Spencer Capital Opportunity Fund, LP(44)	1,794	*	1,794	0	—
Spencer Capital Offshore Opportunity Fund, Ltd.(44)	11,570	*	11,570	0	—
Charles H. Schweitzer Revocable Trust & Rosann Schweitzer Revocable Trust(45)	4,400	*	400	4,000	*
VCR Trust(46)	4,950	*	450	4,500	*
Davis Investments IV LP(47)	320	*	320	0	—
Beatrice B. Davis Family Irrevocable Trust(48)	380	*	380	0	—
Davis Family Office LLC(47)	200	*	200	0	—
Beatrice B. Davis Family Revocable Trust(48)	380	*	380	0	—
Michael T. Tomasz Revocable Trust(49)	2,750	*	250	2,500	*
Marilynn E. Tomasz Revocable Trust(50)	7,000	*	500	6,500	*
Seymour Raubvogel	6,600	*	600	6,000	*
Bennett Leichman	691	*	150	541	*
The TNG Group, LLC(51)	330	*	330	0	—
Kevin Summers	540	*	540	0	—
William B. Hart(52)	14,053	*	1,100	12,953	*
Jonathan Z. Cohen(53)	386,159	1.53%	20,001	366,158	1.46%
Craig C. Elliott Revocable Living Trust(54)	667	*	667	0	—
Dividend Capital Realty Income Allocation Fund(55)	612,300	2.43%	55,000	557,300	2.21%
Michael P. Reiss	770	*	770	0	—

*	Less than one percent.
(1)	Based on information available to us as of August 31, 2007 in Selling Security Holder Notices and Questionnaires delivered to us by the selling stockholders.
(2)	Includes shares of common stock underlying warrants. The warrants are immediately exercisable for common stock on a 1-for-1 basis at a price of $15.00 per share.
(3)	Based on a total of 25,143,429 shares of our common shares outstanding as of August 27, 2007. For purposes of computing the percentage of outstanding shares held by each selling stockholder named above, the shares of common stock underlying warrants beneficially owned by such selling stockholders are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other selling stockholder.
(4)	Assumes the selling stockholder sells all of the shares of common stock he or it is offering pursuant to this prospectus supplement.
(5)	The selling stockholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(6)	The selling stockholder is our Senior Vice President – Finance and Operations.
(7)	Cobalt Capital Management, Inc. is investment advisor for the selling stockholder and has voting and dispositive power over these securities. The investment principal for the advisor is Wayne Cooperman.
(8)	The selling stockholder is the Chairman of our Board of Directors and the father of our President and Chief Executive Officer. The selling stockholder is an “affiliate” of a broker-dealer and certifies that he bought the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(9)	One of our directors, Walter T. Beach, is a co-trustee of the selling stockholder and shares voting and dispositive power of these securities with his father, Thomas E. Beach.
(10)	The selling stockholder is the father of one of our directors, Walter T. Beach.

(11)	The selling stockholder is a member of our Board of Directors.
(12)	Beach Asset Management, LLC is investment advisor for the selling stockholder and has voting and dispositive power over these securities. Walter T. Beach, one of our directors, is the investment principal for Beach Asset Management.
(13)	Beach Investment Management, LLC is investment advisor for the selling stockholder and has voting and dispositive power over these securities. Walter T. Beach, one of our directors, is the investment principal for Beach Investment Management.
(14)	The selling stockholder is an employee of one of our affiliates.
(15)	Rockbay Capital Management, LP is investment advisor of the selling stockholder and has voting and dispositive power over these securities.
(16)	Kenny A. Troutt has voting and dispositive power over these securities.
(17)	The selling stockholder is our Senior Vice President – Equipment Leasing.
(18)	The selling stockholder is an officer of one of our affiliates.
(19)	John and Susan Harrison share voting and dispositive power over these securities.
(20)	John Wilson has voting and dispositive power over these securities.
(21)	Mark Wilson has voting and dispositive power over these securities.
(22)	CWC Asset Advisors, Inc. is investment advisor for the selling stockholder and has voting and dispositive power over these securities. The investment principal for the advisor is John Wells. The selling stockholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(23)	The selling stockholder is a Managing Director of one of our subsidiaries.
(24)	Lynn Thornton has voting and dispositive power over these securities.
(25)	The selling stockholder is an “affiliate” of a broker-dealer and certifies that he bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(26)	Richard Deitch II has voting and dispositive power over these securities.
(27)	Dmitry Balyasny has voting and dispositive power over these securities.
(28)	Brett Combs, trustee for the selling stockholder, has voting and dispositive power over these securities.
(29)	Locust Wood Capital Advisors is investment advisor for the selling stockholder and has voting and dispositive power over these securities. Stephen Errico has voting and dispositive power over these securities.
(30)	John S. Clark II and Robert W. Butts share voting and dispositive power over these securities.
(31)	Steve Hurst, trustee, has voting and dispositive power over these securities.
(32)	Larry Bannister, trustee of the selling stockholder, has voting and dispositive power over these securities.
(33)	Brandywine Managers, LLC is the investment advisor for the selling stockholder and has voting and dispositive power over these securities. The investment principals for the advisor are Richard E. Carlson, W. Scott Campbell and John A. Ciccarone.
(34)	JD Capital Management is the investment advisor for the selling stockholder and has voting and dispositive power over these securities. The investment principal for the advisor is John David Rogers.
(35)	Jim Woodson, trustee, has voting and dispositive power over these securities.
(36)	Shailesh J. Mehta, trustee, has voting and dispositive power over these securities.
(37)	Dolores S. Silbert, trustee, has voting and dispositive power over these securities.
(38)	Jeffrey Davies Bricker, trustee, has voting and dispositive power over these securities.
(39)	William A. Carson has voting and dispositive power over these securities.

(40-41) [Intentionally omitted]

(42)	Andrew Sternlieb has voting and dispositive power over these securities.
(43)	Richard Johnson has voting and dispositive power over these securities.
(44)	Spencer Capital Management LLC is the investment advisor for the selling stockholder and has voting and dispositive power over these securities. The investment principal for the advisor is Ken Shubin Stein MD CFA.
(45)	Charles Schweitzer has voting and dispositive power over these securities.
(46)	Victor Rice, trustee, has voting and dispositive power over these securities.
(47)	Chris H. Davis has voting and dispositive power over these securities.
(48)	Chris H. Davis, trustee, has voting and dispositive power over these securities.
(49)	Michael Tomasz, trustee, has voting and dispositive power over these securities.
(50)	Marilynn Tomasz, trustee, has voting and dispositive power over these securities.

(51)	Norman Yohay has voting and dispositive power over these securities.
(52)	The selling stockholder is a member of our board of directors.
(53)	The selling stockholder is our President and Chief Executive Officer and the son of the Chairman of our Board of Directors. The selling stockholder is an “affiliate” of a broker-dealer and certifies that he bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(54)	Citizens Bank Wealth Management, N.A. is investment advisor for the selling stockholder and has voting and dispositive power over these securities. Dana Czmar has voting and dispositive power over these securities.
(55)	Dividend Capital Investments is investment advisor for the selling stockholder and has voting and dispositive power over these securities. The investment principals for the advisor are: Charles Song, Jeff Taylor, Dr. Glenn Mueller, Amitabh Godha and Karen Kublin. The selling stockholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.